EXHIBIT 7.1

                              MARKETING AGREEMENT

     AGREEMENT, dated September 20, 1996 between Decaf Products, Inc. ("DPI"), a Delaware corporation having a place of business at 40 Bayfield Drive, North Andover, Massachusetts 01845 and Hughes Edwards & Price, Inc. ("HEP"), an Illinois corporation with its principal place of business at 870 Polaris Cresent, Traverse City, Michigan 49685.

     WHEREAS, DPI desires to appoint HEP as its exclusive representative for marketing DPI's decaffeination device which is incorporated into a coffee maker brew basket or into a new institutional coffee brewer as an integral part of the brewer (collectively, the "Decaffeinator"or "Products") to the institutional users of coffee brewers (the "Institutional Market") and HEP is willing to accept such appointment;

     NOW, THEREFORE, the parties, in consideration for the mutual covenants and agreements contained herein, mutually agree as follows:

     1. Appointment

     (a) DPI hereby appoints HEP as its exclusive representative to market the Decaffeinator to the Institutional Market within the territory of North America (the "Territory").

     (b) Payment for the Decaffeinators sold hereunder shall be made by the respective purchasers directly to DPI, upon such terms and conditions as DPI shall determine, and in no event shall HEP submit a bill or otherwise charge directly any purchaser for the Decaffeinators.

     (c) If any payment is made to HEP, HEP shall hold such payment in trust for DPI and immediately transmit the amount to DPI without commingling such payment with any of HEP's own funds.

     HEP shall make all quotations and sales only upon such terms and at such prices as agreed upon by DPI.

     2. Compensation.

     As compensation for services hereunder, HEP shall be entitled to a sales commission equal to the amount of five percent (5%) of the invoices collected by DPI on account of sales of the Decaffeinator to the Institutional Market generated by HEP.

     3. Minimums.

          3.1. If HEP does not sell at least 15,000 units of Decaffeinators during the period from the date when the Decaffeinators are first commercialized and ready for shipment (the "Commercialization Date") to a date fifteen months from such date, at least 25,000 units in the next calendar year thereafter, and at least 35,000 units in the next calendar year thereafter (such amounts
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being herein called the "Minimum Requirements"), then, within 30 days after the end of each such period or year, in order for HEP to keep this Agreement in force, HEP shall purchase or pay to DPI an amount equal to the amount by which HEP's sale of Decaffeinators during such year shall have been less than the applicable Minimum Requirement.

          3.2. Notwithstanding anything to the contrary contained herein, HEP shall not be required to make any payment to DPI hereunder Section 3.1 above (a) if HEP is hindered or prevented from the sale or distribution of the Decaffeinators, directly or indirectly, by war, conditions of war, fire, flood, cyclones, acts of God, strikes, lockouts, governmental interference.

     4. Promotion and Service.

     (a) HEP shall use its best efforts to sell the Decaffeinator and shall aggressively and actively promote the sale and service of the Decaffeinator to the Institutional Market to the fullest possible extent and shall assume the responsibility of properly servicing and training purchasers in the use of the Decaffeinator sold by DPI. HEP agrees to consult with purchasers on a regular basis and to respond promptly to inquire and complaints made by purchasers.

     (b) DPI shall provide HEP with samples of the Decaffeinator for demonstration purposes as may be required by HEP and upon such terms and at such cost as shall be determined by DPI.

     (c) HEP shall prepare at its cost and expense all marketing and advertising materials and papers as it deems suitable for the proper marketing of the Decaffeinator to the Institutional Market. HEP shall submit to DPI or its duly authorized representatives for prior approval samples of all advertising, marketing, packaging, papers, and other materials intended to be used by HEP in conjunction with the Decaffeinator. HEP agrees to refrain from any such use until and unless DPI has granted its written approval, which it agrees shall not be unreasonably withheld.

     5. Price

          5.1. The purchase price of the Decaffeinators shall be as set forth in Exhibit A annexed hereto and made a part hereof, and the terms of sale shall be: f.o.b.place of manufacture - payment net 30 days.

          5.2. In the event that DPI changes any of its prices as set forth in Exhibit A hereto, such price chances shall be made by written notice to HEP.

     6. Term. The term of this Agreement shall commence on the date hereof and end three years and three months from the date hereof (the "Initial Term"), and unless otherwise agreed, shall be automatically renewed for successive periods of such duration. After the Initial Term, either party has the right to cancel this Agreement upon sixty days prior written notice to the other.
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     7. Technical Assistance.

     7.1. DPI shall supply HEP all reasonably necessary technical information, in order to enable HEP properly to prepare sales literature and operating and technical manuals concerning the Decaffeinator. DPI hereby grants to HEP the right to use and reproduce all or any part of such literature, books and manuals in connection with the sale and/or service by HEP of any Decaffeinators.

     7.2. Any and all unpublished technical information, drawings, plans and specifications, designs, patterns, tools and instruments made by DPI and furnished to HEP hereunder shall be and remain the exclusive property of DPI. So long as such information is not in the public domain, or has not been received by HEP from independent third party sources, HEP agrees to keep the same confidential for the term of this agreement (and for a period of 10 years from the date of expiration or earlier termination of this agreement), and HEP agrees to use its best efforts to require its technical employees to agree to keep the same confidential for the same period.

     8. Marketing Activities By HEP .

     (i) Market Development

     HEP shall diligently and faithfully exert its best efforts to develop the market for and promote the sale of Products within the Territory to the Institutional Market. The costs of such market development and promotion of Products in the Territory shall be borne in full by HEP, except for such costs, if any, as DPI shall agree in advance in writing to bear in each case.

     (ii) Sales Organization

     HEP shall maintain at all times a sales organization which will enable it to efficiently promote and distribute Products to potential customers in the Territory. From time to time during the term of this Agreement, to the extent considered desirable by the parties, DPI shall have its representatives visit the Territory to assist HEP in acquainting its employees with the Products and in training them in connection with the promotion of sales thereof.

     (iii) Reports by HEP

     Promptly following each calendar month period, HEP shall submit to DPI such reports as may be reasonably requested by DPI from time to time including sales and service reports. HEP shall keep DPI informed as to information in the possession of HEP respecting products competitive with the Products, if any, including promotional literature and new product information.

     (vi) Customer Inquiries

     DPI shall notify HEP of all inquiries and orders received from potential customers within the Institutional Market in the Territory respecting purchase of the Products, following which the HEP shall contact such potential customers. Similarly, HEP shall notify DPI of all inquiries received from potential customers of the Products which relate to Products other than those for the Institutional Market which may be marketed by HEP hereunder.
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     (vii) Records and Inspection

     HEP shall maintain true and complete records and books of account necessary for performance of its obligations to DPI hereunder, and DPI shall have the right, at its own expense, through qualified personnel or qualified designees, to examine such records and books of account, during normal business hours at the place of business of HEP, to the extent reasonably necessary to verify the performance by the HEP of its obligations pursuant to this Agreement.

     B. Agreement To Refrain From Other Sales. Except for sales of Products in the Institutional Market within the Territory outlined above, unless agreed to the contrary by the parties in a separate written document, HEP shall refrain from the sale of any other competitive or conflicting Products.

     9. Assignment. This Agreement may not be assigned by HEP without the prior written approval of DPI.

     10. Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York. The parties submit to the jurisdiction of the courts of the State of New York.

     11. Notices. Any written notice required by this Agreement shall be sent by telex or by prepaid registered mail at the addresses of the parties first above written.

     IN WITNESS WHEREOF, DPI and HEP have signed and sealed or caused to be signed and sealed this Agreement, all as of the day and year first above written.


                                      DECAF PRODUCTS, INC.


                                      By:__________________________________
                                         James G. Yurak, President  9/20/96


                                      HUGHES EDWARDS & PRICE, INC.


                                      By:__________________________________
                                          John Hughes, President  9/16/96
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                                                                       EXHIBIT A

Decaffeinator incorporated into a brew basket
  for institutional brewers                                         $199.95/unit